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Exhibit 10.4

ASSET SALE AGREEMENT

Made as of the 26th day of June, 2003.

BETWEEN:

    AMPHASTAR PHARMACEUTICALS, INC.,
    a company incorporated under the laws
    of California,
    having its principal office at
    11570 Sixth Street
    Cucamonga, CA 91730
    (hereinafter referred to as the "    Purchaser")

and

    ORGANON USA INC.
    a company incorporated under
    the laws of the State of New Jersey,
    having its principal office at
    375 Mt. Pleasant Ave.
    West Orange, NJ 07052
    (hereinafter referred to as the "    Seller")

        WHEREAS, the Seller is the owner of the trademark, internet names and NDA (defined below) used in the manufacturing, packaging, distributing and selling of the Product (defined below);

        WHEREAS, the Seller desires to sell and assign to the Purchaser all of its right, title and interest in certain assets as defined in this Agreement, subject to the terms and conditions of this Agreement; and

        WHEREAS, after the Closing Date (defined below) the Purchaser desires to purchase from the Seller the Product, which shall be manufactured by the Seller pursuant to a license from the Purchaser;

        NOW, THEREFORE, in consideration of the rights and obligations contained herein, the parties agree as follows:

1.    DEFINITIONS AND OTHER MATTERS

        1.1    Definitions

        For the purposes of this Agreement, the following words shall have the following meanings unless the context requires otherwise:

          1.1.1 "Active Pharmaceutical Ingredient" shall mean the drug substance cosyntropin manufactured by Diosynth BV or its affiliates;

          1.1.2 "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit A.

          1.1.3 "Books and Records" shall mean (a) all books, records and recorded information, including customer and supplier lists, held in Seller's name exclusively related to the Product as of the Closing, if any (b) laboratory books, batch records for the Product lots still in the market, stability summary and clinical studies and regulatory files, if any, related to the Product, and (c) documents for manufacturing process, specifications, in process controls, and test methods for the Active Pharmaceutical Ingredient, in process control and finished Product;

          1.1.4 "Closing" shall mean the closing of the sale of the Purchased Assets, which shall take place on June 26, 2003 (the "Closing Date");

          1.1.5 "FDA" shall mean the U.S. Food and Drug Administration;

          1.1.6 "Internet Names" shall mean the web addresses and domain names held in Seller's name in each case as set forth in Schedule 3.3, and the applications and registrations therefor, if any;

          1.1.7 "knowledge" of the Seller shall mean the actual conscious awareness of the management of the Seller;

          1.1.8 "Trademark" shall have the meaning ascribed to this term in Subsection 3.3.1;

          1.1.9 "Marketing Materials" shall mean all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) held in Seller's name and exclusively related to the Product or the Purchased Assets as of the Closing, if any;

          1.1.10 "New Drug Application" or "NDA" shall mean the application (U.S. NDA Number 16-750) for the Product prepared pursuant to applicable FDA regulations for filing with the FDA for authorization to market the Product within the United States, including all additions, supplements, extensions and modifications thereto;

          1.1.11 "Product" shall mean the Cortrosyn® injection, which contains Active Pharmaceutical Ingredient, for the indication as a diagnostic agent in the screening of patients presumed to have adrenocortical insufficiency in finished dosage form without diluent, which is the subject of the NDA;

          1.1.12 "Product Inventories" shall have the meaning ascribed to this term in Section 3.2;

          1.1.13 "Product Rights" shall have the meaning ascribed to this term in Section 3.1;

          1.1.14 "Purchased Assets" shall have the meaning ascribed to this term in Article 3;

          1.1.15 "Quality Agreement" means the Quality Agreement between the parties in the form of Exhibit B.

          1.1.16 "Purchase Price" means the amount payable by the Purchaser to the Seller for the Purchased Assets, as set out in Article 4;

          1.1.17 "Regulatory Documentation" shall mean all (a) regulatory filings and supporting documents, chemistry and manufacturing and controls data and documentation, preclinical and clinical studies and tests; (b) records maintained under record keeping or reporting requirements of the FDA or any other governmental entity including without limitation the drug master file and Investigational New Drug application; and (c) the complete complaint, adverse event and medical inquiry filings with respect to the Product; in each case held in the Seller's name and in each case exclusively related to the Product or the Purchased Assets;

          1.1.18 "Regulatory Approvals" means, as they relate exclusively to the Product, and to the extent owned by Seller in the Territory; the NDA;

          1.1.19 "Required Notices" shall have the meaning ascribed to this term in Section 10.1;

          1.1.20 "Security Agreement" means the Security Agreement between the parties in the form of Exhibit C;

          1.1.21 "Technical Information" means all information, data, drawings, formulas, inventions, improvements, copyrights and know-how, whether considered as trade secrets or not, related to the Product or the Purchased Assets, including, without limitation, complete manufacturing information, including, but not limited to, information on components used for manufacturing with product numbers and suppliers, marketing, testing and customer information, copies of existing master production work orders, master packaging work orders, manufacturing batch records up to and including the last three production batches of the Product, stability data establishing current expiration dates for the Product, and current analytical test methods;

          1.1.22 "Territory" means the United States of America and its respective territories and possessions; and

          1.1.23 "Toll Agreement" means the Toll Manufacturing Agreement between the parties in the form of Exhibit D.

        1.2    Schedules

        The schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof:

Schedule	Description
3.2	Description of Product
3.3	Inventories Internet Names
11.1	Required Notices

        1.3    Applicable Currency

        Except as otherwise stated herein, all amounts payable under this Agreement shall be in U.S. dollars.

        1.4    Applicable Law

        This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable therein without regard to the principles of conflict of laws.

        1.5    Interpretation not Affected by Headings or Party Drafting

        The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof', "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section or subsection or other portion hereof. Each party acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

        1.6    Number and Gender

        In this Agreement, unless there is something in the subject matter or context inconsistent therewith, (i) words in the singular number include the plural and such words shall be construed as if the plural had been used, (ii) words in the plural include the singular and such words shall be construed as if the singular had been used, and (iii) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

        1.7    Severability

        If any provision of this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, subject matter or otherwise, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with any applicable laws. If, notwithstanding the foregoing, any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, then such invalid, illegal or unenforceable provision shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

2.    PURCHASE OF ASSETS AND EXCLUSION OF LIABILITIES

        2.1    Purchase of Assets

        The Seller intends to sell and the Purchaser intends to purchase the Purchased Assets. All the Purchased Assets shall be purchased in accordance with the terms and conditions set out in this Agreement.

        2.2    Exclusion of Liabilities

        Except as specifically set forth in this Agreement, the Purchaser shall not assume any liabilities of the Seller, its affiliates, licensees, distributors or agents or of any other person in connection with the Purchased Assets or the Product or both. For more certainty, it is agreed that the Purchaser will have no liability for any of the following obligations or liabilities, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof: (i) all liabilities existing up to the Closing Date, in respect of all indebtedness of the Seller or its affiliates related to the Product to all persons; (ii) all product liability claims, and liabilities for warranty or product return claims relating to the Product or any similar claims to the foregoing, sold by the Seller, its affiliates, licensees, distributors or agents prior to the Closing Date (except as stated in Article 6); (iii) any liabilities relating to the failure of Seller or its affiliates to manufacture, test, label, package, store, handle or ship the Product in accordance with written specifications set forth in the NDA, cGMP, any other applicable laws or regulations prior to the Closing Date (except as stated in Article 6); (iv) any liability to or in respect of any employees or former employees of Seller or its affiliates under any agreement or plan; (v) any liability of Seller or its affiliates in respect of any tax; and (vi) any existing or future environmental claim against Seller or its affiliates.

3.    PURCHASED ASSETS: DELIVERABLES

        On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller all of the following (which are referred to in this Agreement as the "Purchased Assets"):

          (i)    the Product Rights, as described in Section 3.1 hereof; and

          (ii)   the Product Inventories as described in Section 3.2 hereof.

        3.1    The Product Rights

        The following rights shall be purchased by the Purchaser from the Seller and shall collectively be referred to as the "Product Rights":

          3.1.1 the United States Trademark CORTROSYN, U.S. Trademark Registration No. 779,366 (herein referred to as the "Trademark");

          3.1.2 all of Seller's rights in and to the NDA as defined in Section 1.1.10 along with a copy of the most recent master batch record for the Product;

          3.1.3 all of Seller's rights in and to the Internet Names;

          3.1.4 copies of Books and Records, Marketing Materials, Technical Information and Regulatory Documentation certified true and complete.

        3.2    Product Inventories

        The Purchaser shall purchase the Product Inventories held by or for the Seller on the Closing Date as described in Schedule 3.2.

        3.3    Deliverables

        At the Closing, Seller shall deliver or cause to be delivered in each case executed by Seller, the Security Agreement, the Bill of Sale, the Toll Agreement, the Assignment of Trademark, the Assignment of Internet Names, the Quality Agreement and the NDA transfer form. To the extent any of the foregoing require execution by Purchaser, then they shall also be deliverables of the Purchaser.

        In addition, no later than 5 working days after the Closing, the Seller shall deliver or cause to be delivered to Purchaser at its executive offices noted below copies of the Books and Records, Marketing Materials, Technical Information and Regulatory Documentation.

        3.4    Risk of Loss

        Until delivered to the Buyer on or after the Closing, any loss of or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

4.    PURCHASE PRICE AND PAYMENT FOR PURCHASED ASSETS

        4.1    Price of Product Rights

        The Purchaser shall pay to the Seller for the purchase of the Product Rights $28,000,000.00 payable by bank wire transfer as follows:

          (a)   $16 million at the Closing;

          (b)   $6 million on the first anniversary of the Closing Date; and

          (c)   $6 million the second anniversary of the Closing Date.

    Seller's wire transfer instructions are as follows:

    Account name: Akzo Nobel Inc.

    Account number: 8090492730

    ABA Number: 021000018

    Bank Name: The Bank of New York

    Bank Address: New York, NY

    Reference: Organon USA Inc.

        The payments provided for in clauses 4.1(b) and 4.l(c) will be secured as provided in the Security Agreement. Any amount not paid when due shall thereafter bear interest at the rate of 10% per annum.

        4.2    Price of Product Inventory

        Pursuant to section 3.2, the Purchaser shall pay to the Seller for the purchase of the Seller's Product Inventories the price specified in Schedule 3.2, payable at Closing by bank wire transfer according to the wire transfer instructions set forth in Section 4.1.

        4.3    Taxes and Purchase Price Allocation

        4.3.1 The Purchaser shall bear and pay, and shall reimburse the Seller for any federal, state and local sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Purchased Assets to the Purchaser.

        4.3.2 The parties shall mutually agree in writing on the allocation of the purchase price for income tax purposes within 90 days of the date hereof, which allocation in all events shall comply with applicable requirements of the Internal Revenue Code and any regulations promulgated thereunder. The agreed upon allocation will be conclusive and binding upon the parties for tax purposes, and neither party, nor its affiliates, agents, or representatives, shall make any statement or declaration to any taxing authority, on any tax return, or in any tax proceeding that is inconsistent with the allocation, unless otherwise required by law. Each party shall promptly provide the other party with any additional information required to complete US Internal Revenue Service Form 8594.

5.    MANUFACTURING OF PRODUCT AND SUPPLY OF ACTIVE PHARMACEUTICAL INGREDIENT BY THE SELLER AFTER THE CLOSING DATE

        5.1    Licenses

        The Purchaser hereby grants the Seller a royalty free, non-assignable, non-exclusive license to use the NDA in connection with the manufacture of the Product exclusively for the Purchaser and its affiliates and any other party designated by the Purchaser in writing (but to no other party), effective on and after the Closing Date in accordance with the Toll Agreement. The Purchaser hereby further grants Diosynth Inc. and its affiliates a royalty free, non-assignable, non-exclusive license to use the NDA solely in connection with the supplying exclusively to the Purchaser and its affiliates and any other party designated by the Purchaser in writing (but to no other party) of the active pharmaceutical ingredient, effective on and after the Closing Date.

        5.2    Manufacturing: Price

        Subject to the Toll Agreement, the Seller shall manufacture the Product after the Closing and shall be responsible for testing the stability of the Product manufactured by the Seller. The Seller's obligation to manufacture the Product shall terminate on the third anniversary of the Closing Date; provided that such obligation may be terminated upon six months' written notice from the Purchaser to the Seller. The Seller shall sell the Product to the Purchaser at the price of $2.70 per each vial, subject to adjustment as provided in section 3.1 of the Toll Agreement.

        Notwithstanding anything herein to the contrary, the Seller retains all rights to manufacture (including, but not limited to the use of the manufacturing process and testing methods set forth in the NDA), use and sell Product for sale outside the Territory by its affiliates, and to use "Cortrosyn" in connection with such sales, provided in each such case the Product is approved in each such country on the date hereof.

        For avoidance of doubt, the Seller shall not sell any Product to any party (other than the Purchaser, its affiliates and designees) in the Territory or to any party outside the Territory for sale, distribution, or delivery into the Territory nor manufacture the Product for any party other than the Purchaser, its affiliates or designees, for sale of the PRODUCT in the Territory.

        5.3    Supply of Active Pharmaceutical Ingredient

        The Seller will cause Diosynth Inc. or its affiliates to supply to the Purchaser and its affiliates and any other party designated by the Purchaser in writing (but to no other person) the Active Pharmaceutical Ingredient for the manufacture and sale of Product in the Territory until the fifth anniversary of the Closing Date at a price equal to $180.00 per gram. At Closing, Purchaser shall provide a firm purchase order for Active Pharmaceutical Ingredient for each of the first 3 years after the Closing Date. In the event Purchaser does not order sufficient Product from Seller under the Toll Agreement to use all such Active Pharmaceutical Ingredient, Purchaser shall purchase such remaining Active Pharmaceutical Ingredient from seller on the third anniversary of the Toll Agreement at the above price. On the second anniversary of the Closing Date, Purchaser shall give a firm order for Active Pharmaceutical Ingredient for years 4 and 5.

6.    RETURNS. RECALLS AND REBATES

        6.1    Returns

        Effective as of the Closing Date, the Purchaser agrees to accept all returns of the Product, including Product sold by the Seller to customers prior to the Closing Date, and all responsibilities associated therewith, except for any receivables, payables or credits related to returned Product that were sold or distributed by the Seller before the Closing Date. The Purchaser shall not assume any responsibility with regard to receivables, payables or credits unless they relate to returned Product ordered from and sold by the Purchaser on or after the Closing Date, other than to provide notice to the Seller of any such returns, including any correspondence or requests relating to the returns, and any request for reimbursement, payment or credit, as the case may be. Following the Closing, the parties will jointly issue a letter to customers for the Product, advising such customers of each party's respective responsibilities in connection with returns and credits. At no time before or after the Closing will the Seller actively solicit customers to return Product absent any safety or efficacy issues.

        6.2    Recalls

        In the event of a Product recall, the Purchaser shall be responsible for recovering Product distributed by it. The Seller shall reimburse the Purchaser for the Purchaser's reasonable out-of-pocket expenses, upon presentation to the Seller by the Purchaser of appropriate documentation therefor, for such recovery in connection with sales of the Product constituting part of the Purchased Assets. The Purchaser shall be entitled to return to the Seller such Product constituting part of the Purchased Assets for a refund from the Seller equal to the price paid by the Purchaser for such Product. If the Purchaser becomes aware of the need for a recall of the Product sold by the Seller to the Purchaser, the Purchaser shall notify the Seller not less than three days thereafter and shall consult with the Seller concerning such recall, but the Purchaser shall not initiate any recall without the Seller's prior written consent, except as required by law.

        6.3    Rebates; Chargebacks

        Seller agrees to be responsible for all rebates and chargebacks which arose or accrued due to the sale of the Product which occurred on or prior to the Closing Date.

7.    COSTS AND EXPENSES OF THE TRANSACTION

        Except as otherwise provided herein, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its legal counsel, employees, agents and representatives.

8.    REPRESENTATIONS AND WARRANTIES OF THE SELLER

        As of the Closing Date, the Seller hereby represents and warrants as follows and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with its entering into this Agreement:

          8.1   the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; Seller is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure to so qualify would not have a material adverse effect upon the Seller; Seller has the full power and authority and holds all permits and authorizations to manufacture, market and sell the Product, to own and use the assets and properties owned by it, including the Purchased Assets, except where the failure to have such power and authority or to hold such permits and authorizations would not have a material adverse effect on Seller or the Purchased Assets;

          8.2   the execution and delivery of this Agreement by the Seller and the observance and performance of the terms of this Agreement on the part of the Seller, including the execution and delivery of the related agreements, assignments, instruments and documents, have been duly authorized by all necessary corporate action of the Seller, and do not constitute a violation of applicable laws or a violation or a breach of the Seller's charter documents or by-laws, or any order, writ, injunction, decree, rule or by-law or regulation applicable to it, nor do they constitute a default (or would with the passage of time or the giving of notice or both constitute a default) under any contract or instrument to which the Seller is a party or by which the Seller is bound. The Required Notices are the only consents or approvals required in connection with the sale of the Purchased Assets by the Seller to the Purchaser asset forth herein. This Agreement and all other related agreements, assignments and instruments executed by Seller hereunder, shall when executed by Purchaser, be valid and binding obligations of Seller enforceable against Seller in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

          8.3   the Seller is not a party to or bound by any mortgage, lien, deed of trust, or any material lease, agreement or instrument, or any order, judgment or decree which requires the consent of another to the execution of this Agreement, to transfer the Purchased Assets or fully give effect to any of the transactions referred to in or contemplated by this Agreement;

          8.4   the Seller is the owner of all Purchased Assets, with good and marketable title thereto, free of any claim, lien, security interest, charge, mortgage, option, privilege, pledge, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance;

          8.5   Seller has not received notice of any suits, actions or legal, administrative, arbitration or other proceedings or, governmental investigations pending, or to the Seller's knowledge threatened, affecting the Purchased Assets or the right to manufacture, market, distribute, offer to sell or sell the Product in the Territory and, to the Seller's knowledge, no such suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations affecting the Purchased Assets or the right to sell the Product have been threatened against the Seller;

          8.6   the NDA is in full force and effect and, to the Seller's knowledge, has been duly and validly issued. Seller has not received notice of any proceeding by any governmental or regulatory authority pending, nor, to the Seller's knowledge, is any governmental or regulatory authority threatening a Product recall, market withdrawal, or the revocation or suspension of the NDA. Except as set forth herein or in correspondence between the parties dated the date hereof, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the NDA which are required to maintain the NDA in good standing have been filed with the FDA and the copies of such documents delivered to the Purchaser at closing are true and correct;

          8.7   to the Seller's knowledge, as of the Closing Date, the production, manufacture and sale of the Product in the Territory does not, to the knowledge of the Seller, infringe any third party's intellectual property rights, and the Seller has not received any notice, complaint, threat or claim concerning the Product alleging infringement of any patent or trademark, of any other person;

          8.8   the Seller has not allowed or acquiesced in the use of the Trademark in the Territory by any other person. To the best of Seller's knowledge, the Trademark is distinctive and is not confusing with any other trade mark or trade name. The Seller has taken all commercially reasonable steps to vigilantly protect the distinctiveness of the Trademark. The U.S. trademark registration is valid, in good standing and is not the subject of any expungement proceedings. To Seller's knowledge, the use of the Trademark does not constitute infringement of any person's common law or statutory trade mark rights and the Seller is not aware of any infringement or passing off relating to the Trademark.

          8.9   the Seller is not a party to or bound by any executory agreement, contract or commitment, whether written or oral, relating to the sale of the Product, which is not referred to in this Agreement or any Schedule hereto and of which the Purchaser was not remitted complete and correct copies (including all amendments) before the Closing Date;

          8.10 no representation or warranty made by the Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective purchaser seeking full information as to the Seller, the Product and the Purchased Assets;

          8.11 EXCEPT AS EXPRESSLY STATED HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, RELATED TO THE ACTIVE PHARMACEUTICAL INGREDIENT OR PRODUCT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PURCHASER ACKNOWLEDGES THAT THE ACTIVE PHARMACEUTICAL INGREDIENT AND, PRODUCT INVENTORY ARE SOLD ON AN AS-IS, WHERE-IS BASIS.

9.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        As of the Closing Date, the Purchaser hereby represents and warrants as follows and hereby acknowledges and confirms that the Seller is relying on such representations and warranties in connection with the entering into this Agreement:

          9.1   the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California; is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure to so qualify would not have a material adverse effect upon the Purchaser; Purchaser has the full power and authority, and holds all permits and authorizations, to carry on its business and to own and use the assets and properties owned by it, except where the failure to have such power and authority or to hold such permits and authorizations would not have a material adverse effect on Purchaser;

          9.2   the execution and delivery of this Agreement by the Purchaser and the observance and performance of the terms of this Agreement on the part of the Purchaser, including the execution and delivery of the related agreements, assignments, instruments and documents, have been duly authorized by all necessary corporate action of the Purchaser except where failure to obtain such authorization is not material, and do not constitute a violation of applicable laws or a violation or a breach of the Purchaser's charter documents or by-laws, or any order, writ, injunction, decree, rule, by-law or regulation applicable to it, nor do they constitute a default (or would with the passage of time or the giving of notice or both constitute a default) under any contract or instrument to which the Purchaser is a party or by which the Purchaser is bound. This Agreement and all other related agreements, assignments and instruments executed by Purchaser hereunder, shall when executed by Seller, be valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

          9.3   the Purchaser is not a party to or bound by any mortgage, lien, deed of trust, or any material lease, agreement or instrument, or any order, judgment or decree which requires the consent of another to the execution of this Agreement or fully give effect to any of the transactions referred to in or contemplated by this Agreement; and

          9.4   there are no suits, actions or legal, administrative, arbitration or other proceedings or, to the Purchaser's knowledge, governmental investigations affecting this Agreement and, to the Purchaser's knowledge, no such suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations have been threatened against the Purchaser.

10.    COVENANTS OF THE PARTIES

        10.1 Notwithstanding anything to the contrary contained in this Agreement, the Seller shall retain and remain solely responsible for all risks, liabilities and costs related to the Product manufactured and sold by the Seller prior to the Closing Date or based solely on a defective manufacture of Product by the Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to Article 5 and the Toll Agreement, or the manufacture, marketing, offer for sale or sale of the Product outside of the Territory or the use of Cortrosyn outside of the Territory, and shall indemnify the Purchaser as provided for in article 12.

        10.2     Notwithstanding anything to the contrary contained in this Agreement but subject to Section 10.1, the Purchaser shall retain and remain solely responsible for all risks, liabilities and costs related to the Product or Active Pharmaceutical Ingredient, including, but not limited to, those arising from or relating to the manufacturing, use, distribution, marketing, promotion, offer for sale, or sale of the Product or Active Pharmaceutical Ingredient by the Purchaser on and after the Closing Date, and shall indemnify the Seller as provided for in article 12 except that the Seller shall assume such risks based solely on a defective manufacturing process of Product by the Seller pursuant to Article 5.

        10.3     The Seller agrees that, on and after the Closing Date, it will neither disclose the Technical Information to any person other than the Purchaser nor utilize the Technical Information for its own purposes, except in manufacturing pursuant to article 5 and except as set forth in Section 11.5 relating to Ongoing Stability Studies. The Seller shall keep and use reasonable efforts to require its personnel to keep confidential all confidential information transferred herein and the Technical Information, according to guidelines substantially similar to those used to protect its own confidential information, including, without limitation, written material, drawings, data (whether on paper, electronic support or any other support), records or reports regarding the Purchased Assets.

        Such restriction shall not apply to any information (i) which is in or comes into the public domain through no fault of the Seller, (ii) which was in the possession of the Purchaser before the commencement of negotiations leading to this Agreement, as evidenced by such party's written records, (iii) which, at any time, lawfully comes into the possession of the Purchaser from third parties that have a right to disclose such information or (iv) which is required to be disclosed by law.

        The Purchaser acknowledges and agrees that the above restriction on confidential information shall in no way limit or restrict the Seller's right to in any way use any confidential information that is (i) incorporated into, embodied in or used in connection with current or future products or processes of the Seller or its affiliates, other than the Product, or (ii) used in the research, development, registration, promotion, testing, marketing, distribution or sale of products or processes of the Seller or its affiliates, other than the Product.

        10.4     The Seller agrees that it shall not (i) directly or indirectly, at any time after the Closing Date, in any manner, question the rights of the Purchaser under the Trademark, or (ii) use or register, or authorize at any time the use of registration, of any trademark or trade name identical with or confusingly similar to the Trademark in the Territory.

        10.5     The Seller shall cooperate in changing the labeling on the Product to the Purchaser's label promptly after the Closing Date. If practicable, batches of the Product shall be unlabelled prior to the Closing Date, to facilitate using the Purchaser's label on the Closing Date and thereafter.

        10.6     The Seller shall, at any time before and after the Closing Date and upon reasonable request, provide the Purchaser and its representatives with such additional information or documentation, except for auditors' reports, concerning the Product as may be reasonably necessary for inclusion by the Purchaser in any necessary filing or submission to any governmental agency in order to continue the commercial exploitation of the Purchased Assets.

        10.7     Except as contemplated herein and in the Toll Agreement, Seller agrees that for a period commencing at Closing and ending seven (7) years later, neither it nor any of its affiliates (including Diosynth) shall develop, manufacture, market, distribute or sell a product, either for prescription or over-the-counter sale, containing the Active Pharmaceutical Ingredient, for use in diagnosing primary or secondary adrenocortical insufficiency in the Territory.

11.    CERTAIN ACTIONS SUBSEQUENT TO THE CLOSING DATE

        The parties agree to take the following actions subsequent to the Closing Date:

        11.1    Regulatory Affairs

        As of the Closing Date, the Purchaser shall assume the responsibility for maintaining the registrations of the Products in the Territory at its own cost. The Seller shall assist the Purchaser in the transfer of all applicable Regulatory Approvals. To that effect, the Seller shall send to the FDA and other persons, as required, any required notice relative to the transfer of ownership of the Purchased Assets; such required notices are set forth on Schedule 11.1 (the "Required Notices"). The Seller shall thereafter provide all information and make all further filings as may be reasonably requested by the Purchaser in order for the Purchaser to confirm and perfect the ownership of the Purchaser in and to the Purchased Assets.

        11.2    Customer Complaints

        Customer complaints for Product sold or distributed by the Seller prior to the Closing Date shall be handled by the Seller, including notification of regulatory authorities where required, with a copy to the Purchaser. Customer complaint for Product sold or distributed on and after the Closing Date shall be the exclusive responsibility of the Purchaser.

        11.3    Third Party Claims

        Third party claims related to the Product manufactured, sold or distributed by the Seller or its affiliates, distributors, licensees or agents prior to the Closing Date or related to the Product manufactured, sold or distributed by the Seller or its affiliates, distributors, licensees or agents outside of the Territory or solely based on a defective manufacturing process of Product by Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to Article 5 and the Toll Agreement shall be the responsibility of the Seller and the Seller shall indemnify, defend and hold the Purchaser and its affiliates harmless from and against any liability related thereto to the extent set forth in article 12. Any third party claims related to the Purchased Assets or Product arising on and after the Closing Date other than liability based solely on a defective manufacturing process of Product by Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to Article 5 and the Toll Agreement shall be the exclusive responsibility of the Purchaser, and the Purchaser shall indemnify, defend and hold the Seller harmless from and against any liability related thereto as set forth in article 12.

        11.4    Adverse Drug Experiences

        Any new adverse drug experiences reported to the Seller on or after the Closing Date for Product distributed or sold by the Seller prior to the Closing Date or manufactured pursuant to Article 5 shall promptly be communicated by the Seller to the Purchaser. The Purchaser will be responsible for any reporting to any governmental authorities of any new adverse drug experiences reported to the Seller and communicated by the Seller to the Purchaser for Product distributed or sold prior to the Closing Date. Any adverse drug experiences related to Product distributed or sold on and after the Closing Date other than relating solely to a defective manufacturing process of the Product by the Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to Article 5 and the Toll Agreement, which shall be the exclusive responsibility of Seller, shall be the exclusive responsibility of the Purchaser.

        11.5    Further Assurances and Ongoing Stability Studies

        Each party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may be reasonably requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to implement the provisions and purposes of this Agreement and vest in the Purchaser all right, title and interest in and to the Purchased Assets.

        The parties acknowledge that the Seller has made commitments to the FDA to continue ongoing stability studies for the Product manufactured prior to the Closing Date and that these commitments will continue for Product manufactured pursuant to Section 5.2. The Seller will continue these ongoing stability studies in accordance with its commitments to the FDA and will report the findings to the Purchaser, which agrees to report the findings to any governmental authorites in accordance with applicable law. In order to continue these ongoing stability studies, the Seller will maintain and use the stability samples of the Product which are currently being kept by the Seller for its stability program and will keep copies of the stability reports previously reported to the FDA. In addition, the Seller will be able to withdraw and maintain stability samples for Product manufactured pursuant to Section 5.2.

12.    SURVIVAL: INDEMNITIES: DAMAGES

        12.1    Survival

        The representations and warranties in articles 8 and 9 shall survive the sale of the Purchased Assets and, notwithstanding the completion of such sale and notwithstanding any investigations made by or on behalf of the parties, shall continue to have full force and effect for two years following the Closing Date, except Sections 8.1, 8.2, 8.3 and 8.4 which shall survive indefinitely subject to applicable statutes.

        12.2    Indemnification by Seller    The Seller shall indemnify and hold harmless the Purchaser and its stockholders, directors, officers, employees, representatives and agents from and against any loss or damage of any kind suffered as a result of third party claims (i) arising from or based on the manufacturing, use, distribution, marketing, promotion, offer for sale, or sale of any of the Product prior to the Closing Date or the Product outside of the Territory or based solely on a defective manufacturing process of the Product by the Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to article 5 and the Toll Agreement (save for any claim arising out of the intentional fault or negligence of the Purchaser); (ii) resulting from the Seller's breach of any representation, warranty or agreement made by the Seller in this Agreement including, without limiting the generality of the foregoing, all costs, expenses and reasonable legal and accounting fees in connection with any such loss or damage and in connection with any claim under this section 12.2.

        12.3    Indemnification by Purchaser

        The Purchaser shall indemnify and hold harmless the Seller and its stockholders, directors, officers, employees, representatives and agents from and any loss or damage of any kind suffered as a result of any third party claims (i) (other than any claim arising out of the intentional fault or negligence of the Seller) arising from or based on the manufacturing, use, distribution, marketing, promotion, offer for sale, or sale of any of the Purchased Assets or the Product in the Territory on and after the Closing Date, except for claims relating solely to a defective manufacturing process of the Product by the Seller or defect in the Active Pharmaceutical Ingredient supplied by Diosynth or its affiliates pursuant to article 5 and the Toll Agreement; or (ii) resulting from the Purchaser's breach of any representation, warranty or agreement made by the Purchaser in this Agreement, including, without limiting the generality of the foregoing, all costs, expenses and reasonable legal and accounting fees in connection with any such loss or damage and in connection with any claim under this section 12.3.

        12.4    Notice and Defense of Claims

        As a condition to the indemnification in this article 12, any party seeking indemnification shall give prompt and, to the extent of known facts and circumstances, complete written notice to the indemnifying party of the facts and circumstances giving rise to the claim; provided that the failure to give timely notice to the indemnifying party shall not release the indemnifying party from any liability to the indemnified party unless the ability of the indemnifying party to defend against such claim is materially and adversely affected thereby. In connection with any claim of a party giving rise to indemnification hereunder, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume and control the defense and disposition of any such claim or related legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel to conduct the defense of such claim or legal proceeding and at its sole cost and expense shall take all steps which it believes are appropriate in the defense or settlement thereof. The indemnified party shall be entitled to participate in (but not control) the defense of any such claim with its own counsel and at its own expense, but shall not payor settle any such claim. The indemnified party shall cooperate with the indemnifying party in the indemnifying party's defense of any such matter, including providing reasonable access at no cost to the indemnified party's employees, agents, records and facilities. The indemnifying party shall not settle any claim the defense of which it controls unless the settlement is solely for money damages, or the indemnifying party obtains the prior written consent of the indemnified party, which may not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend such claim or proceeding in a reasonable manner, including settling such claim or proceeding on such terms as the indemnified party may deem appropriate after giving ten days' notice of the same to the indemnifying party and obtaining the consent of the indemnifying party, which may not be unreasonably withheld.

        12.5    Limitation of Damages

        In no event, except in the case of third party claims, shall the Seller or the Purchaser be liable to the other for special, indirect, incidental or consequential damages (including, without limitation, loss of profits) suffered by either the Seller or the Purchaser.

13.    GENERAL CONTRACT PROVISIONS

        13.1    Force Majeure

        If the performance of any part of this Agreement by either party (other than the obligation to pay money) is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, such as from fire, strike, delays in delivery of, or the unavailability of supplies or sources of energy, labor difficulties, act or omission of any governmental authority, compliance with governmental regulations, insurrection or riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, supplies or labor, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall continue to use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. If such cause is preventing the manufacture of either API or finished Product by Seller for Purchaser and is not removed within 90 days of its inception, then Purchaser shall have the right to terminate the Seller's right to manufacture the finished Product immediately by written notice to that effect delivered to Seller.

        13.2    Notices

        All notices in connection with this Agreement shall be in writing and either hand-delivered, mailed by registered or certified mail, postage prepaid, or sent by telecopier. Any such notice shall be deemed to have been received on the date of the hand-delivery, if delivered by hand, on the fifth business day following the date of mailing if sent by registered or certified mail or on the date shown on the telecopier report slip if sent by telecopier. The mu:ties'respective addresses for the purpose of receiving such notices are as follows:

If to the Purchaser:	Amphastar Pharmaceuticals, Inc. 11570 Sixth Street Rancho Cucamonga, CA 91730 Facsimile: 909-980-6139 Attention: Chief Financial Officer
If to the Seller:	Organon USA Inc. 375 Mt. Pleasant Ave. West Orange, NJ 07052 Facsimile: 973-422-7287 Attention: Michael V. Novinski, President
With a copy to:	Organon USA Inc. 375 Mt. Pleasant Ave. West Orange, NJ 07052 Attention: Patrick 1. Osinski, Vice President and General Counsel Facsimile: 973-325-4514

        Either of the foregoing parties may, at any time, give notice of any change of address to the other and the address specified therein shall be such party's address for the purpose of receiving notices.

        13.3    No Broker

        It is understood and agreed that no broker, agent or other intermediary acted for either party in connection with the transactions contemplated herein and each party agrees to indemnify and save harmless the other from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the party in question.

        13.4    Independent Contractors

        This is an Agreement between independent contractors and neither is the agent nor employee of the other for any purpose whatsoever. The parties do not intend to create a partnership or joint venture between themselves. Neither party shall have the right to bind the other to any agreement with a person or to incur any obligation or liability on behalf of the other party.

        13.5    Counterparts

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.6    Assignment: No Third Party Beneficiaries

        This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party, except that (a) either party may assign its rights and obligations hereunder to an affiliate or to the transferee or successor of substantiality all of its assets or securities in the event of a change of control without the prior consent of the other party; provided that in the case of an assignment to an affiliate, the assigning party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment and, (b) the Purchaser may assign the Agreement to a third party as security without the consent of the Seller. No third party shall be entitled to enforce any provision hereof and no third party is intended to benefit from this Agreement.

        13.7    Entire Agreement

        This Agreement, the Toll Manufacturing Agreement, the Quality Agreement and the Security Agreement shall constitute the entire agreement between the parties with respect to all of the matters herein and shall supersede all prior oral or written agreements, understandings or arrangements between them. No amendment, modification, or discharge of this Agreement and/or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by an officer or authorized representative of the party against whom enforcement of the amendment, modification, discharge, or waiver is sought.

        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties by the following duly authorized representatives of the parties as ofthe date set forth above.

ORGANON USA INC.	AMPHASTAR PHARMACEUTICALS, INC.
By:	By:	/s/
Name: Patrick J. Osinski	Name: David W. Nassif
Title: Vice President	Title: Chief Financial Officer and Senior Vice President of Blobal Licensing
By:

Name: Huib Costermans
Title: Vice President

SCHEDULE 3.2

Product Inventories

        6,797 cartons of Product at $27.00 per carton

SCHEDULE 3.3

CORTROSYN.COM

CORTROSYN.US

SCHEDULE 11.1

Required Notices

        Letter to FDA

EXHIBIT A

BILL OF SALE

June 26, 2003

        For $1 and other valuable consideration, receipt of which is hereby acknowledged, Organon USA Inc. hereby sells all of its rights, title and interest in the following assets to Amphastar Pharmaceuticals, Inc.:

  (a)
  New Drug Application 16-750

  (b)
  U.S. Trademark #779,399 for Cortrosyn®

  (c)
  The internet names www.cortrosyn.com and www.cortrosyn.us
  (d) 6,797 cartons of Cortrosyn® containing 10 vials per carton

        In witness whereof, a duly authorized officer of Organon has executed this Bill of Sale effective as of the date written above.

ORGANON USA INC.
By:
Patrick J. Osinski Vice President
By:
Huib Costermans Vice President

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Exhibit 10.4